EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of RCM Technologies, Inc. and Subsidiaries on Form S-8 (No. 333-222151, 333-200826, No. 333-165482, No. 333-145904, No. 333-61306, No. 333-80590, No. 333-48089, No. 333-52206 and No. 333-52480) of our report dated March 5, 2020, on our audit of the consolidated financial statements and financial statement schedule as of December 28, 2019, and for the year then ended, which report is included in this Annual Report on Form 10-K.

/s/ Macias, Gini & O’Connell LLP

Macias, Gini & O’Connell LLP
Newport Beach, California
March 5, 2020